EXHIBIT 99.1
News Release

Contact:

Investor Relations:
Sravan Emany
Sr. Vice President, Strategy, Treasury, Investor Relations
(609) 936-2488
sravan.emany@integralife.com

Michael Beaulieu
Director, Investor Relations
(609) 750-2827
michael.beaulieu@integralife.com

Media:
Laurene Isip
Sr. Director, Global Corporate Communications
(609) 750-7984
laurene.isip@integralife.com

Integra LifeSciences Reports Fourth Quarter and Full-Year 2018 Financial Results and Provides 2019
Financial Guidance

Fourth Quarter 2018 reported revenue increased 4.0% to $383.3 million; organic revenue increased 4.4%
Fourth Quarter 2018 GAAP earnings per diluted share were $0.29; adjusted earnings per diluted share were $0.65

The Company provides financial guidance for 2019 including total revenue in the range of $1.515 billion to $1.525 billion and organic revenue growth of approximately 5%

Plainsboro, New Jersey, February 21, 2019 - Integra LifeSciences Holdings Corporation (NASDAQ: IART) today reported financial results for the fourth quarter and full year ended December 31, 2018, and issued its financial guidance for 2019.

Highlights:

•	Fourth Quarter 2018 Highlights

◦	Reported revenue was $383.3 million, an increase of 4.0% over the prior year, while organic sales were higher by 4.4% over the prior year;

◦	GAAP earnings per diluted share amounted to $0.29, compared to $0.56 in the prior year; fourth quarter adjusted earnings per diluted share amounted to $0.65, compared to $0.64 in the prior year;

•	Full-year 2018 Highlights

◦
Reported revenue was $1,472.4 million, an increase of 23.9% over the prior year, which represents the fifth consecutive year of double-digit growth in reported revenue; organic sales were higher by 4.3% over the prior year;

◦
GAAP earnings per diluted share amounted to $0.72, a 12.2% decrease over the prior year; full-year adjusted earnings per diluted share amounted to $2.42, a 24.7% increase over the prior year, which represents the fifth consecutive year of double-digit growth in adjusted earnings per share;

•	2019 Company Guidance

◦
The Company expects full-year 2019 reported revenue in the range of $1.515 billion to $1.525 billion, representing 3.5% growth at the midpoint; organic revenue growth, which excludes the effect of foreign currency, acquisitions, divestitures and discontinued products, is expected to be approximately 5%; and

◦	The Company expects full-year GAAP earnings per diluted share to be in the range of $1.36 to $1.43, and full-year adjusted earnings per diluted share to be in the range of $2.65 to $2.72.

Total revenues for the full-year 2018 were $1,472.4 million, an increase of $284.2 million, or 23.9%, over the prior year. Total revenues for the fourth quarter were $383.3 million, an increase of $14.7 million, or 4.0%, over the fourth quarter of 2017.
Organic revenues for the full-year 2018 increased 4.3% over the prior year, while fourth quarter organic revenues were higher by 4.4% over the fourth quarter of 2017.
"We are pleased to report fourth quarter sales and adjusted earnings per share at the high end of our guidance range," said Peter Arduini, Integra's President and Chief Executive Officer. "In 2018, we completed much of the work associated with the integration of Codman and the expansion of our commercial organizations. We look forward to launching over ten new products in 2019 and leveraging our more focused sales channels to accelerate organic growth."
The Company reported GAAP net income of $60.8 million, or $0.72 per diluted share, for the full-year 2018, compared to GAAP net income of $64.7 million, or $0.82 per diluted share, in 2017.
The Company reported GAAP net income of $25.1 million, or $0.29 per diluted share, in the fourth quarter of 2018, compared to GAAP net income of $44.4 million, or $0.56 per diluted share, in the fourth quarter of 2017. The decline is due to a 2017 benefit relating to deferred tax rate changes associated with the U.S. Tax Cut and Jobs Act.
Adjusted EBITDA for the full year 2018 was $342.1 million, an increase of $72.6 million over the prior year. For the full-year 2018, adjusted EBITDA as a percentage of revenue increased to 23.2% from 22.7% in 2017, largely attributable to the accretion from the acquired Codman business and better G&A leverage.
Adjusted EBITDA for the fourth quarter of 2018 was $88.8 million, roughly flat compared to the fourth quarter of the prior year. For the fourth quarter of 2018, adjusted EBITDA as a percentage of revenue was 23.2%, compared to 24.1% in the prior year period. The decline was largely due to commercial investments made in 2018 to expand our commercial channels in both segments.
Adjusted net income for the full-year 2018 was $203.5 million, or $2.42 per diluted share, compared to $153.4 million, or $1.94 per diluted share, in 2017. Adjusted net income for the fourth quarter of 2018 was $56.2 million, or $0.65 per diluted share, compared to adjusted net income of $51.0 million, or $0.64 per diluted share, in the fourth quarter of 2017.
For the year ended December 31, 2018, cash flows from operations totaled $199.7 million. Capital expenditures were $77.7 million. Adjusted free cash flow conversion for the trailing twelve months ended December 31, 2018 was 59.9% versus 46.3% for the twelve months ended December 31, 2017, mostly as a result of accretion from the acquired Codman business and lower integration costs in 2018. In the fourth quarter of 2018, the Company generated $42.7 million of cash flows from operations and incurred capital expenditures of $25.7 million.

2019 Financial Guidance

The Company is issuing full-year 2019 total revenue guidance in the range of $1.515 billion to $1.525 billion, representing organic growth of approximately 5%.
The Company expects GAAP earnings per diluted share for the full year to be between $1.36 and $1.43 and adjusted earnings per diluted share to be in the range of $2.65 to $2.72.
"We expect faster organic growth in the second half of 2019, averaging about 5% for the full year," said Glenn Coleman, Chief Financial Officer. "By mid-year we will move past the anticipated disruption associated with the transition of the Codman business outside the U.S. Moreover, in the second half of the year, we should benefit from new product introductions and improved sales force effectiveness."

In the future, the Company may record, or expects to record, certain additional revenues, gains, expenses or charges as described in the Discussion of Adjusted Financial Measures below that it will exclude in the calculation of organic revenue growth, adjusted EBITDA and adjusted EPS for historical periods and in providing adjusted EPS guidance.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET today, Thursday, February 21, 2019 to discuss fourth quarter and full-year 2018 financial results, and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question and answer session following the call.
Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.
Access to the live call is available by dialing 334-323-0522 and using the passcode 2673263. The call can also be accessed through a webcast via a link provided on the Investor Relations homepage of Integra's website at investor.integralife.com. Access to the replay is available through February 26, 2019 by dialing 719-457-0820 and using the passcode 2673263. The webcast will also be archived on the website.

About Integra
Integra LifeSciences is a global leader in regenerative technologies, neurosurgical and extremity orthopedic solutions dedicated to limiting uncertainty for clinicians, so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Bactiseal®, Cadence®, Certas™, Codman®, CUSA®, DuraGen®, DuraSeal®, ICP Express®, Integra®, MediHoney®, MicroFrance®, PriMatrix®, Salto Talaris®, SurgiMend®, TCC-EZ®, Titan™ and VersaTru™.  For the latest news and information about Integra and its brands, please visit www.integralife.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, and reflect the Company's judgment as of the date of this release.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as global enterprise resource planning ("ERP") system implementation charges, acquisition-related charges, litigation charges, goodwill impairment charges, intangible asset amortization, and income tax expense (benefit) related to non-GAAP adjustments.  It is important to note that the Company’s goals and expectations are not predictions of actual performance.  Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the Company's ability to execute its operating plan effectively; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel expansion in its Orthopedics and Tissue Technologies segment; the Company’s ability to successfully integrate the Codman Neurosurgery business and other acquired businesses, including the realignment of acquired global sales territories; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; the effect of legislation effecting healthcare reform in the United States and internationally; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2017 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) hurricane related expenses; (ii) structural optimization charges; (iii) acquisition and integration-related charges; (iv) litigation charges; (v) intangible asset amortization expense; (vi) discontinued product lines charges; (vii) income tax impact from adjustments; (viii) impairment charges; and (ix) global enterprise resource planning ("ERP") implementation charges. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment. The measure of adjusted free cash flow consists of free cash flow adjusted for certain one-time unusual items. The adjusted free cash flow conversion measure is calculated by dividing free cash flow by adjusted net income.

Reconciliations of GAAP revenues to adjusted revenues and GAAP Adjusted Net Income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters ended December 31, 2018 and 2017, and the free cash flow and free cash flow conversion for the quarters ended December 31, 2018 and 2017, appear in the financial tables in this release.
The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017
Total revenues	383,315	368,602	$1,472,441	$1,188,236

Costs and expenses:
Cost of goods sold	146,464	148,171	571,496	435,511
Research and development	20,299	17,180	78,041	63,455
Selling, general and administrative	177,228	190,639	690,746	624,096
Intangible asset amortization	5,216	5,394	21,160	20,370
Total costs and expenses	349,207	361,384	1,361,443	1,143,432
Operating income	34,108	7,218	110,998	44,804
Interest income	2,475	95	2,800	255
Interest expense	(13,933)	(16,946)	(64,683)	(35,019)
Other income, net	1,866	5,036	8,288	1,345
Income (loss) from continuing operations before income taxes	24,516	(4,597)	57,403	11,385
Income tax expense (benefit) (1)	(622)	(48,952)	(3,398)	(53,358)
Net income	$25,138	$44,355	$60,801	$64,743

Net income per share:
Net income per share	$0.29	$0.56	$0.72	$0.82
Weighted average common shares outstanding for diluted net income per share	86,279	79,684	83,999	79,121

(1) Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for U.S. Tax Cut and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

Segment revenues and growth in total revenues excluding the effects of currency exchange rates, acquisitions and discontinued products are as follows:
(In thousands)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2018	2017	Change	2018	2017	Change
Codman Specialty Surgical	$249,276	$239,394	4.1%	$963,929	$720,301	33.8%
Orthopedics and Tissue Technologies	$134,039	$129,208	3.7%	$508,512	$467,935	8.7%
Total Revenues	$383,315	$368,602	4.0%	$1,472,441	$1,188,236	23.9%

Impact of changes in currency exchange rates	$2,575	—	—	$(3,806)	—	—
Less contribution of revenues from acquisitions(1)	—	—	—	$(249,658)	—	—
Less contribution of revenues from discontinued products(2)	$(3,674)	$(2,434)		$(10,708)	$(29,449)
Total organic revenues	$382,216	$366,168	4.4%	$1,208,269	$1,158,787	4.3%

(1) Acquisitions include Codman Neurosurgery and Derma Sciences
(2) Organic revenue has been restated for 2017 to account for discontinued products including divestitures related to the Codman acquisition

Items included in GAAP net income and from continuing operations and locations where each item is recorded are as follows:
(In thousands)
Three Months Ended December 31, 2018

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Structural optimization charges	7,708	1,642	6,066	—	—	—
Acquisition and integration-related charges(1)	17,818	1,622	16,196	—	—	—
Litigation charges	1,460	—	1,460	—	—	—
Intangible asset amortization expense	16,519	11,303	—	5,216	—	—
Estimated income tax impact from adjustments and other items	(12,429)	—	—	—	—	(12,429)

Depreciation expense	11,157	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) Amort. - Intangible asset amortization
(d) OI&E - Interest (income) expense, net and other (income) expense, net
(e) Tax - Income tax expense

(1) Acquisition and integration-related charges are primarily associated with the Codman Neurosurgery acquisition and include banking, legal, consulting and other expenses.

Three Months Ended December 31, 2017
(In thousands)

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Global ERP implementation charges	(480)	—	(480)	—	—	—
Structural optimization charges	2,000	1,091	909	—	—	—
Discontinued product lines charges	131	131	—	—	—	—
Acquisition and integration-related charges(1)	49,028	12,879	38,794	—	(2,645)	—
Hurricane-related losses	1,498	1,454	44	—	—	—
Intangible asset amortization expense	16,873	11,479	—	5,394	—	—
Estimated income tax impact from adjustments and other items(2)	(62,375)	—	—	—	—	(62,375)

Depreciation expense	9,792	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) Amort. - Intangible asset amortization
(d) OI&E - Interest (income) expense, net and other (income) expense, net
(e) Tax - Income tax expense

(1) Acquisition and integration-related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses.
(2) Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for U.S. Tax Cut and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Twelve Months Ended December 31, 2018

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Structural optimization charges	19,598	5,642	13,165	—	791	—
Acquisition and integration-related charges(1)	93,926	23,981	69,945	—	—	—
Intangible asset amortization expense	66,671	45,511	—	21,160	—	—
Impairment charges	4,941	4,941	—	—	—	—
Litigation charges	4,598	—	4,598	—	—	—
Estimated income tax impact from adjustments and other items	(47,081)	—	—	—	—	(47,081)

Depreciation expense	42,196	—	—	—	—	—
.

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) Amort. - Intangible asset amortization
(d) OI&E - Interest (income) expense, net and other (income) expense, net
(e) Tax - Income tax expense

(1) Acquisition and integration-related charges are primarily associated with the Codman Neurosurgery acquisition and include banking, legal, consulting and other expenses.

Twelve Months Ended December 31, 2017
(In thousands)

Item	Total Amount	COGS(a)	SG&A(b)	Amort.(c)	OI&E(d)	Tax(e)
Global ERP implementation charges	2,780	—	2,780	—	—	—
Structural optimization charges	7,336	4,273	3,063	—	—	—
Certain employee severance charges	125	—	125	—	—	—
Acquisition and integration-related charges (1)	117,947	16,980	101,348	—	(381)	—
Discontinued product lines charges	1,156	1,156	—	—	—	—
Impairment charges	3,290	3,290	—	—	—	—
Hurricane-related losses	2,758	2,714	44	—	—	—
Intangible asset amortization expense	52,835	32,465	—	20,370	—	—
Estimated income tax impact from adjustments and other items (2)	(99,602)	—	—	—	—	(99,602)

Depreciation expense	36,110	—	—	—	—	—

(a) COGS - Cost of goods sold
(b) SG&A - Selling, general and administrative
(c) Amort. - Intangible asset amortization
(d) OI&E - Interest (income) expense, net and other (income) expense, net
(e) Tax - Income tax expense

(1) Acquisition and integration-related charges are primarily associated with the Derma Sciences and Codman Neurosurgery acquisitions and include banking, legal, consulting and other expenses.
(2) Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for U.S. Tax Cut and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO ADJUSTED EBITDA
(UNAUDITED)

(In thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

GAAP net income	$25,138	$44,355	$60,801	$64,743
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	27,676	26,665	108,867	88,946
Other (income) expense, net	(1,866)	(2,391)	(8,288)	(963)
Interest (income) expense, net	11,458	16,851	61,092	34,764
Income tax expense (benefit) (1)	(622)	(48,952)	(3,398)	(53,358)
Global ERP implementation charges	—	(480)	—	2,780
Structural optimization charges	7,708	2,000	19,598	7,336
Certain employee severance charges	—	—	—	125
Discontinued product lines charges	—	131	—	1,156
Acquisition-related charges	17,818	49,028	93,926	117,947
Hurricane-related charges	—	1,498	—	2,758
Impairment charges	—	—	4,941	3,290
Litigation charges	1,460	—	4,598	—
Total of non-GAAP adjustments	63,632	44,350	281,336	204,781
Adjusted EBITDA	$88,770	$88,705	$342,137	$269,524

(1) Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for U.S. Tax Cut and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME FROM CONTINUING OPERATIONS TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

GAAP net income	$25,138	$44,355	$60,801	$64,743
Non-GAAP adjustments:
Global ERP implementation charges	—	(480)	—	2,780
Structural optimization charges	7,708	2,000	19,598	7,336
Certain employee severance charges	—	—	—	125
Acquisition-related charges	17,818	49,028	93,926	117,947
Discontinued product lines	—	131	—	1,156
Hurricane-related charges	—	1,498	—	2,758
Impairment charges	—	—	4,941	3,290
Litigation charges	1,460	—	4,598	—
Intangible asset amortization expense	16,519	16,873	66,671	52,835
Estimated income tax impact from adjustments and other items(1)	(12,429)	(62,375)	(47,081)	(99,602)

Total of non-GAAP adjustments	31,076	6,675	142,653	88,625
Adjusted net income	$56,214	$51,030	$203,454	$153,368

Adjusted diluted net income per share	$0.65	$0.64	$2.42	$1.94
Weighted average common shares outstanding for diluted net income per share	86,279	79,684	83,999	79,121

(1) Fourth quarter 2017 includes a $37.9M benefit relating to $43.4M of deferred tax rate changes for U.S. Tax Cut and Jobs Act offset by a $5.5M one-time toll charge imposed on deemed repatriation of foreign untaxed earnings.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	December 31,	December 31,
	2018	2017

Cash and cash equivalents	$138,838	$174,935
Accounts receivable, net	265,737	251,799
Inventory, net	280,347	296,332

Debt facilities	1,210,513	1,781,142

Stockholders' equity	1,375,796	962,306

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

	Twelve Months Ending December 31,
	2018	2017
Net cash provided by operating activities	$199,683	$114,544
Net cash used in investing activities	(49,705)	(1,221,335)
Net cash provided (used in) by financing activities	(180,872)	1,168,947
Effect of exchange rate changes on cash and cash equivalents	(5,203)	10,724

Net increase (decrease) in cash and cash equivalents	$(36,097)	$72,880

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF ADJUSTED FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended December 31,
	2018	2017
GAAP Net cash provided by operating activities	$42,689	$11,558

Purchases of property and equipment	(25,686)	(13,697)
Adj. Free Cash Flow	17,003	(2,139)

Adjusted net income (1)	56,214	51,030
Adjusted Free Cash Flow Conversion	30.2%	(4.2)%

	Twelve Months Ending December 31,
	2018	2017
GAAP Net cash provided by operating activities	$199,683	$114,546

Purchases of property and equipment	(77,741)	(43,503)
Adj. Free Cash Flow	121,942	71,043

Adjusted net income (1)	203,454	153,368
Adjusted Free Cash Flow Conversion	59.9%	46.3%

(1) Adjusted net income for quarters and twelve months ended December 31, 2017 and 2018 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is a useful metric in evaluating the significance of the cash special charges in its adjusted earnings measures.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
RECONCILIATION OF NON-GAAP ADJUSTMENTS - GUIDANCE

(In millions, except per share amounts)

	Projected Year Ended
(In millions, except per share amounts)	December 31, 2019
	Low	High
GAAP net income	119	125
Non-GAAP adjustments:
Structural optimization charges	26	26
Acquisition-related charges	44	44
Intangible asset amortization expense	65	65
EU Medical Device Regulation-related charges	10	10
Estimated income tax impact from adjustments and other items	(33)	(33)
Total of non-GAAP adjustments	112	112
Adjusted net income	$231	$237
GAAP diluted net income per share	1.36	1.43
Non-GAAP adjustments detailed above (per share)	1.29	1.29
Adjusted diluted net income per share	$2.65	$2.72

Weighted average common shares outstanding for diluted net income per share	87	87

Items included in GAAP net income guidance and location where each item is expected to be recorded is as follows:
(In millions)
Projected Year Ended December 31, 2019

Item	Total Amount	COGS	SG&A	R&D	Amort.	Interest Exp(Inc)	Tax
Structural optimization charges	26	12	14	—	—	—	—
Acquisition-related charges	44	9	35	—	—	—	—
Intangible asset amortization expense	65	44	—	—	—	21	—
EU Medical Device Regulation-related charges	10	—	10	—	—	—	—
Estimated income tax impact from adjustments and other items	(33)	—	—	—	—	—	(33)

Source: Integra LifeSciences Holdings Corporation